Exhibit 99.1

ChemoCentryx Reports Third Quarter 2015 Financial Results and Provides

Corporate Update

— All patients complete dosing in complement inhibitor CCX168 program for ANCA Associated Vasculitis; Phase II CLEAR clinical trial top-line results anticipated in December or early January —

— Pancreatic cancer trial of CCX872 shows strong enrollment; Immuno-oncology data and diabetic nephropathy results presentations highlighted at recent national meetings —

— Conference Call Today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., Nov. 9, 2015 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company developing orally-administered therapeutics to treat autoimmune diseases, inflammatory disorders and cancer, today reported financial results for the third quarter ended September 30, 2015 and provided an update on the Company’s corporate and clinical development activities.

“We continue to achieve important milestones according to plan in the development of the CCXI pipeline,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Our novel drug candidates for orphan diseases, cancer, and renal pathologies are gaining increased visibility within the global medical community following presentations at high-profile medical meetings. We have several key milestones in the near-term, especially in our complement inhibitor CCX168 program, from which we expect to report top-line data from the ANCA Vasculitis Phase II CLEAR trial by the end of this year or in early January. We look forward to the CLEAR trial results which may provide promise for patients suffering from this devastating disease.”

Recent Pipeline Developments Across Key Therapeutic Areas

Orphan and Rare Diseases: CCX168 is an orally-administered complement inhibitor targeting the C5a receptor (C5aR), and is being developed for several rare disease indications, including ANCA-associated vasculitis (AAV) and atypical Hemolytic Uremic Syndrome (aHUS). These are severe and often fatal autoimmune diseases that are characterized by inflammation that can destroy different organ systems. AAV is the lead indication in the Company’s orphan and rare disease program.

By damaging the body’s small blood vessels, AAV affects many organ systems, mostly the kidneys, eyes, lungs, sinuses and nerves. This damage is caused by the destructive activity of inflammatory leukocytes in the body, with neutrophils considered to be the terminal effector cell. In AAV, neutrophils are attracted to sites of vascular destruction as well as activated at those sites by the activity of the complement system product known as C5a and its receptor, C5aR, which is the target of CCX168.

AAV affects approximately 40,000 people in the US (with approximately 4,000 new cases each year) and greater than 75,000 people in Europe, with at least 7,500 new cases each year, and is currently treated with courses of immuno-suppressants (cyclophosphamide or rituximab) combined with high dose steroid administration. Following initial treatment, up to 30 percent of patients relapse within 6 to 18 months, and approximately 50% of all patients will relapse within 3 to 5 years.

Current standard of care for AAV is associated with significant safety issues. First year mortality is approximately 11 to 18 percent. The single major cause of premature mortality is not disease related adverse events, but rather infection that is thought largely to be a consequence of steroid administration. Indeed, the multiple adverse effects of courses of steroid treatment (both initial courses and those that are repeated as a consequence of relapse) are major causes of both short-term and long-term disease and death. Such therapy related adverse events contribute significantly to patient care costs, as well as to the diminution of quality of life for patients.

The Company’s clinical development program in AAV aims to reduce or eliminate steroids in the standard of care regimen, essentially replacing high dose steroids with the complement inhibitor CCX168. The Phase II CLEAR clinical trial has been conducted in a three step fashion. The Company previously reported data from Steps 1 and 2 of the CLEAR Phase II trial, which provided evidence that steroids could be significantly reduced or even eliminated in AAV patients who were dosed with CCX168, with no diminished therapeutic efficacy compared to that seen with full dose steroid standard of care. Cumulative data from all three steps of the trial is expected in late December or early January.

In addition to AAV, the Company is also exploring the expansion of the use of the complement inhibitor CCX168 in other diseases, particularly in rare and orphan diseases.

Progress in the complement inhibitor CCX168 program includes:

•	All patients in the AAV CLEAR Phase II trial have completed treatment. Centralized Birmingham Vasculitis Activity Score (BVAS) assessments, which serves as the primary endpoint, and database finalizations are now underway;

•	Clinical study sites for the CLASSIC Phase II trial in AAV in North America continue to successfully enroll patients; and

•	Data showing a strong anti-thrombogenic effect of C5a receptor inhibition by CCX168 in aHUS patients’ sera was presented on November 6th at the American Society of Nephrology (ASN) Kidney Week 2015.

Immuno-Oncology: CCX872 is a potent and selective inhibitor of the chemokine receptor known as CCR2 which is being evaluated in patients with non-resectable pancreatic cancer. Pancreatic cancer is the fourth leading cause of cancer death in the US. Even with the most recent advances in the treatment of pancreatic cancer, median overall survival is 6-8 months. As such, more effective and better tolerated treatments are needed in both first-line and second-line therapies. In an ongoing, multi-center clinical trial with CCX872, up to 54 patients with non-resectable pancreatic cancer will be enrolled. The primary efficacy measurement of this study is progression-free survival after at least 24 weeks of treatment.

•	Enrollment in the Phase Ib clinical trial of CCX872 in patients with non-resectable pancreatic cancer continues to advance; patient enrollment has surpassed 20 percent of target;

•	At the 2015 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, human pharmacokinetic data from the oral dosing of CCX872 in non-resectable pancreatic patients shows very good CCR2 blockade in the first step of the trial, and supports expectation of greater than 90 percent receptor coverage will be achieved throughout the day in the ongoing trial; and

•	At the same meeting as noted above, as well as at the Society for Immunotherapy of Cancer

(SITC) Annual Meeting, results from the combination therapy of chemokine receptor and check point inhibitors in triple negative breast cancer models were presented. These data suggest that a CCR1 inhibitor combined with an anti-PD-L1 antibody potentiates anti-tumor effects in triple negative breast cancer in vivo.

Chronic Kidney Disease: CCX140 is an inhibitor of the chemokine receptor known as CCR2 (distinct from CCX872 above) and is being developed as an orally-administered therapy for the treatment of diabetic nephropathy (DN), one of the most common forms of chronic kidney disease affecting greater than 10 million individuals in the US alone. The Company previously reported that a Phase II clinical trial in DN patients taking CCX140 achieved its primary endpoint of significantly lowering protein in the urine, an important marker of improved kidney function, over 52 weeks of therapy. CCR2 inhibition therapy represents a therapeutic approach entirely distinct from current standard of care treatment, which comprises common blood pressure medications that slow but do not halt the progression of disease.

•	Study results from the Phase II trial in patients with diabetic nephropathy treated with CCX140 were presented in an oral presentation at ASN Kidney Week 2015 in a session entitled, “Clinical Trials in CKD: Pursuing a New Horizon” and at the European Association for the Study of Diabetes (EASD) Annual Meeting.

•	Post treatment follow-up data indicate persistence of therapeutic effect after CCX140 was withdrawn, consistent with a disease modifying effect; and

•	Phase II clinical trial results of CCX140 in patients with diabetic nephropathy were published in the Lancet Diabetes & Endocrinology illustrating CCX140 to be safe and well tolerated while demonstrating statistically significant improvements in kidney function in patients with diabetic nephropathy.

Anticipated Milestones

Orphan and Rare Diseases:

•	Report top-line results from AAV CLEAR Phase II trial in Europe with CCX168 in late December or early January 2016;

•	Complete enrollment in the AAV CLASSIC Phase II trial in North America with CCX168 by the end of 2015, and report top-line data in the second quarter of 2016;

•	Prepare for End of Phase II meetings with regulatory agencies in 2016 to review CLEAR and CLASSIC Phase II clinical results; plan to initiate a Phase III clinical program with CCX168 in patients with AAV by the end of 2016; and

•	Report early results from the Phase II proof-of-concept clinical trial of CCX168 in aHUS patients who are on dialysis in the first half of 2016.

Immuno-Oncology:

•	Advance the Phase Ib pancreatic cancer trial of CCX872 in combination with FOLFIRINOX, and report early overall response data in the first half of 2016 and initial progression free survival in the second half of 2016.

Chronic Kidney Disease:

•	Continue preparations for an End of Phase II meeting with the FDA including the design of the Phase III clinical development program for CCX140 in diabetic nephropathy, as well as continued business development efforts.

Third Quarter 2015 Financial Results

Research and development expenses were $7.9 million for the three months ended September 30, 2015 compared to $7.5 million reported for the same period in 2014. The increase from 2014 to 2015 was primarily attributable to higher expenses associated with CCX168, our C5aR inhibitor, due to ongoing Phase II clinical trials for the treatment of AAV in Europe, the CLEAR trial, and in North America, the CLASSIC trial, and our Phase II pilot clinical trials in patients with aHUS and IgAN. Further, costs associated with CCX140, our CCR2 inhibitor, in preparation to conduct an end-of-Phase II meeting with the FDA and the ongoing clinical trial with CCX872, our second CCR2 inhibitor, in patients with pancreatic cancer also contributed to the increases. These increases were partially offset by lower expenses associated with CCX507, our second generation CCR9 inhibitor, due to the completion of Phase I clinical development in the third quarter of 2014.

General and administrative expenses were $3.8 million for the three months ended September 30, 2015 compared to $3.5 million for the comparable period in 2014. The increase from 2014 to 2015 was primarily due to increases in intellectual property related expenses, travel expenses and professional service fees, partially offset by lower employment related expenses and legal fees.

Total shares outstanding at September 30, 2015 were approximately 44.1 million shares.

Cash, cash equivalents and investments totaled $85.2 million at September 30, 2015.

Conference Call and Webcast

The Company will host a conference call and webcast today, November 9, 2015 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 60905026. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing reduction and elimination of high-dose steroids, part of standard of care for AAV patients, without compromising efficacy or safety during a 12-week treatment period. CCX168 is also in Phase II studies for the treatment of atypical Hemolytic Uremic Syndrome (aHUS) and Immunoglobulin A nephropathy, or IgA nephropathy (IgAN). CCX872, a CCR2 inhibitor, successfully completed Phase I development and is in development for the treatment of non-resectable pancreatic cancer. CCX140, a distinct CCR2 inhibitor, successfully completed a Phase II clinical trial where it was shown to be safe and well tolerated while demonstrating statistically significant improvements in kidney function in patients with diabetic nephropathy. Other clinical programs include CCX507, a next generation CCR9 inhibitor, which has successfully completed Phase I development, Vercirnon (also known as Traficet-EN or CCX282) a specific CCR9 inhibitor for the treatment of inflammatory bowel disease, and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated milestones in 2015 and 2016 or whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC March 13, 2015 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

Contacts:

Susan M. Kanaya

Senior Vice President, Finance and

Chief Financial Officer

investor@chemocentryx.com

Denise Powell

denise@redhousecomms.com

510.703.9491

Kimberly Minarovich

Burns McClellan

212.213.0006

kminarovich@burnsmc.com

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	7,931	7,543	24,953	24,694
General and administrative	3,811	3,510	11,076	10,415

Total operating expenses	11,742	11,053	36,029	35,109
Loss from operations	(11,742)	(11,053)	(36,029)	(35,109)
Interest income	95	116	298	391
Interest expense	—	(4)	—	(21)

Net loss	$(11,647)	$(10,941)	$(35,731)	$(34,739)

Basic and diluted net loss per share	$(0.26)	$(0.25)	$(0.82)	$(0.80)

Shares used to compute basic and diluted net loss per share	44,070	43,336	43,804	43,239

	September 31, 2015	December 31, 2014
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$85,238	$114,620
Working capital	68,635	66,139
Total assets	87,194	116,981
Accumulated deficit	(255,522)	(219,791)
Total stockholders’ equity	81,497	108,606